Filed pursuant to Rule 424(b)(3)

Registration No. 333-225483

PROSPECTUS

15,222,941 Shares

Common Stock

This prospectus relates to the offer and sale of up to 15,222,941 shares of our common stock, par value $0.01, by Lincoln Park Capital Fund, LLC, or Lincoln Park.  Lincoln Park is also referred to in this prospectus as the selling stockholder.

The shares of common stock that may be offered and sold by the selling stockholder under this prospectus are shares that we may issue and sell to Lincoln Park from time to time following the date of this prospectus pursuant to a purchase agreement dated May 9, 2018 that we entered into with Lincoln Park. See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder. See “Plan of Distribution”.

Our common stock is listed on the NYSE American and on the Toronto Stock Exchange (“TSX”) under the symbol “AUMN.” The last reported sale price of our common stock on the NYSE American on June 4, 2018 was $0.38 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”, carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk.  See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2018.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information”. You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled “Incorporation of Certain Information by Reference,” before deciding to invest in our common shares.

Unless the context otherwise requires, the terms “Golden Minerals,” “we,” “us” and “our” in this prospectus refer to Golden Minerals Company, and “this offering” refers to the offering contemplated in this prospectus.

Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

CAUTIONARY NOTE REGARDING MINERALIZED MATERIAL ESTIMATES

“Mineralized material” as used in this prospectus, and the documents incorporated by reference herein and therein, although permissible under the SEC’s Industry Guide 7, does not indicate “reserves” by SEC standards. We cannot be certain that any deposits at the Velardeña Properties, the El Quevar, Santa Maria or Rodeo properties or any deposits at our other exploration properties, will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves”. Any investor is cautioned not to assume that all or any part of the disclosed mineralized material estimates will ever be confirmed or converted into reserves or that mineralized material can be economically or legally extracted

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “likely,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,”

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“target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus include, but are not limited to, statements about:

•                  Lower revenue than anticipated from the oxide plant lease, which could result from delays or problems at the third party’s mine or at the oxide plant, permitting problems at the third party’s mine or the oxide plant, delays in constructing additional tailings capacity at the oxide plant, earlier than expected termination of the lease or other causes;

•                  Higher than anticipated care and maintenance costs at the Velardeña Properties in Mexico or at El Quevar in Argentina;

•                  Volatility in silver and gold prices;

•                  Whether we are able to raise the necessary capital required to continue our business on terms acceptable to us or at all, and the likely negative effect of continued low silver and gold prices or unfavorable exploration results;

•                  Unfavorable results from exploration at the Santa Maria, Rodeo, Yoquivo, Mogotes or other exploration properties and whether we will be able to advance these or other exploration properties;

•                  Risks related to the El Quevar project in Argentina, including unfavorable results from our evaluation activities, the feasibility and economic viability and unexpected costs of maintaining the project, and whether we will be able to find a joint venture partner or secure adequate financing to further advance the project;

•                  Variations in the nature, quality and quantity of any mineral deposits that are or may be located at the Velardeña Properties or the Company’s exploration properties, changes in interpretations of geological information, and unfavorable results of metallurgical and other tests;

•                  Whether we will be able to mine and sell minerals successfully or profitably at any of our current properties at current or future silver and gold prices and achieve our objective of becoming a mid-tier mining company;

•                  Potential delays in our exploration activities or other activities to advance properties towards mining resulting from environmental consents or permitting delays or problems, accidents, problems with contractors, disputes under agreements related to exploration properties, unanticipated costs and other unexpected events;

•                  Our ability to retain key management and mining personnel necessary to successfully operate and grow our business;

•                  Economic and political events affecting the market prices for gold, silver, zinc, lead and other minerals that may be found on our exploration properties;

•                  Political and economic instability in Mexico, Argentina, and other countries in which we conduct our business and future actions of any of these governments with respect to nationalization of natural resources or other changes in mining or taxation policies;

•                  Volatility in the market price of our common stock; and

•                  The factors set forth under “Risk Factors” on page 5 of this prospectus.

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We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus or in the documents incorporated by reference in this prospectus.

We have based the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and experience to differ from those projected, including, but not limited to, the risk factors described herein and the risk factors set forth in Part I—Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2017 and elsewhere in the documents incorporated by reference into this prospectus. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements..

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, other strategic transactions or investments we may make.

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PROSPECTUS SUMMARY

The following is a summary of the principal features of this offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus and in the documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in our securities and is qualified in its entirety by the information contained elsewhere in this prospectus and the documents incorporated by reference herein. You should carefully read the entire prospectus and the documents incorporated by reference herein, including our historical financial statements and the notes to these financial statements in our most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2017 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2018. You should also carefully consider the matters discussed under “Risk Factors,” “Cautionary Note Regarding Mineralized Material,” and “Cautionary Note Regarding Forward-looking Statements” in this prospectus before deciding to invest in our securities.

The Company

We are a mining company holding a 100% interest in the Velardeña and Chicago precious metals mining properties and associated oxide and sulfide processing plants in the State of Durango, Mexico (the “Velardeña Properties”), the El Quevar advanced exploration silver property in the province of Salta, Argentina, and a diversified portfolio of precious metals and other mineral exploration properties located primarily in or near historical precious metals producing regions of Mexico. The Velardeña Properties and the El Quevar advanced exploration property are our only material properties.

We are primarily focused on evaluating and searching for mining opportunities in North America (including Mexico) with near term prospects of mining, and particularly for properties within reasonable haulage distances of our Velardeña processing plants. We are also reviewing strategic opportunities, focusing primarily on development or operating properties in North America, including Mexico. We are also focused on evaluation activities at our El Quevar exploration property in Argentina, and are continuing our exploration efforts on selected properties in our portfolio of approximately 10 exploration properties located primarily in Mexico. Our management team is comprised of experienced mining professionals with extensive expertise in mineral exploration, mine construction and development, and mine operations.

We are considered an exploration stage company under SEC criteria since we have not yet demonstrated the existence of proven or probable mineral reserves, as defined by SEC Industry Guide 7, at the Velardeña Properties, or any of our other properties. Until such time, if ever, that we demonstrate the existence of proven or probable reserves pursuant to SEC Industry Guide 7 we expect to remain as an exploration stage company.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.  For instructions on how to find copies of these documents, see the section of this prospectus entitled “Where You Can Find More Information”.

Recent Developments

Committed Equity Financing

On May 9, 2018, we entered into a purchase agreement with Lincoln Park (the “Purchase Agreement”), pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement.  Also on May 9, 2018, we entered into a registration rights agreement with Lincoln Park (the “Registration Rights Agreement”), pursuant to which we have filed with the Securities and Exchange Commission, or the SEC, the registration statement that includes this prospectus to register for resale under the Securities Act up to 15,222,941 of the shares of common stock that we may issue and sell to Lincoln Park from time to time under the Purchase Agreement.

Upon the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus, which we refer to as the Commencement, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase, on any single business day on which the closing sale price of a share of our common stock equals or exceeds $0.15, which we refer to as a Regular Purchase, up to 75,000 shares of our common stock, subject to adjustment as provided in the Purchase Agreement (such maximum number of shares, as may be adjusted from time to time, we refer to in this prospectus as the Regular Purchase Share Limit), and subject to a maximum dollar amount commitment of Lincoln Park for each Regular Purchase of $500,000, plus other “accelerated amounts” and “additional accelerated amounts” of our common stock under certain circumstances as set forth in the Purchase Agreement. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase common stock at an aggregate purchase price equal to or greater than $40,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close can be derived from such adjustment without exceeding) $40,000. The purchase price of the shares that may be sold to Lincoln Park in a Regular Purchase under the Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Purchase Agreement, subject to proportionate adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction.

Subject to the limitations set forth in the Purchase Agreement, we will control the timing and amount of any sales of our common stock to Lincoln Park.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice.  There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.  Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.  As a fee for entering this Purchase Agreement we paid Lincoln Park $300,000.

Although the Purchase Agreement provides that we may sell up to $10.0 million of our common stock to Lincoln Park, only 15,222,941 shares of our common stock are being offered under this prospectus.  Under the rules of the NYSE American, in no event may we issue under the Purchase Agreement more than 15,222,941 shares of our common stock, which we refer to as the Exchange Cap, which collectively with the shares issued to Lincoln Park pursuant to the Registered Direct Purchase Agreement (defined below) represent 19.99% of the shares of our common stock outstanding on the date of the Purchase Agreement, unless we obtain stockholder approval in accordance with the rules of NYSE American or any other principal market on which our common stock may be listed or quoted. Shares of our common stock that we issue and sell to Lincoln Park under the Purchase Agreement at a price that is deemed to be equal to or in excess of the greater of book or market value of our common stock, as calculated in accordance with the applicable rules of the NYSE American or any other principal market on which our common stock may be listed or quoted, will not count against the Exchange Cap. Accordingly, depending on the prices at which shares are ultimately issued and sold to Lincoln Park from time to time under the Purchase Agreement following Commencement, it is possible that we could issue and sell a greater number of shares than the Exchange Cap to Lincoln Park pursuant to the Purchase Agreement without having to obtain the approval of our stockholders under the applicable rules of the NYSE American or any other principal market on which our common stock may be listed or quoted.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

As of June 4, 2018, there were 95,520,796 shares of our common stock outstanding, of which 52,600,668 shares were held by non-affiliates. If all of the 15,222,941 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent 13.75% of the total number of shares of our common stock outstanding and 22.44% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof.  If we elect to issue and sell more than the 15,222,941 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders.  The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Registered Direct Offering

On May 9, 2018, we also entered into a separate purchase agreement with Lincoln Park (the “Registered Direct Purchase Agreement”), whereby Lincoln Park purchased 3,153,808 shares of our common stock at a price of $0.4122 per share, for an aggregate purchase price of $1,300,000. The offer and sale of such shares to Lincoln Park pursuant to the Registered Direct Purchase Agreement was made under our effective shelf registration statement on Form S-3 (Registration No. 333-220461), which was declared effective by the SEC on September 28, 2017, and the related prospectus supplement dated May 9, 2018. Accordingly, the shares we issued and sold to Lincoln Park under the Registered Direct Purchase Agreement are not included in the 15,222,941 shares of common stock that are being registered for resale pursuant to the registration statement that includes this prospectus and are not part of the offering covered by this prospectus.

Corporate Information

We were incorporated in Delaware under the Delaware General Corporation Law in March 2009. Our principal office is located in Golden, Colorado at 350 Indiana Street, Suite 800, Golden, CO 80401, and our registered office is the Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. We also maintain an office at the Velardeña Properties in Mexico and exploration offices in Argentina and Mexico. Our website address is www.goldenminerals.com. We have included our website address in this prospectus solely as an inactive textual reference. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

The Offering

Common Stock Being Offered by the Selling Stockholder	15,222,941 shares we may sell to Lincoln Park from time to time under the Purchase Agreement.

Common Stock Outstanding Before the Offering	95,520,796 (as of June 4, 2018)

Common Stock to be Outstanding After Giving Effect to the Issuance of 15,222,941 shares Registered Hereunder	110,743,737 shares

Use of Proceeds

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $10.0 million aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement are expected be used for our El Quevar property or for acquisition, exploration, and development of other exploration or development properties in Mexico, and for other working capital requirements and general corporate purposes.

Trading Markets	Our common stock is traded on the NYSE American under the symbol “AUMN” and on the TSX under the symbol “AUMN.”

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully review and consider the section of this prospectus entitled “Risk Factors” for a discussion of factors to consider before deciding to invest in shares of our common stock.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2017 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2018, together with all of the other information appearing in or incorporated by reference into this prospectus before deciding whether to purchase any of the common stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to This Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On May 9, 2018, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10.0 million of our common stock, subject to certain limitations. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement of which this prospectus is a part and that such registration statement remains effective. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

We have a history of operating losses and we do not currently have sufficient financial resources to fund our operations or those of our subsidiaries.  Therefore, we need additional funds to continue these operations.

We may direct Lincoln Park to purchase up to $10.0 million of shares of our common stock under the Purchase Agreement over a 36-month period generally in amounts up to 75,000 shares of our common stock, which may be increased to up to 150,000 shares of our common stock depending on the market price of our common stock at the time of sale and subject to a maximum limit of $500,000 per purchase, on any such business day.  Assuming a purchase price of $0.38 per share (the closing sale price of the common stock on June 4, 2018) and the purchase by Lincoln Park of the 15,222,941 shares, proceeds to us would only be $5,784,718.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources.  If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs.  Even if we sell all $10.0 million under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

USE OF PROCEEDS

We may receive up to $10.0 million in gross proceeds if we issue to Lincoln Park all of the shares issuable pursuant to the Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $9,875,000 over an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under that agreement and other estimated fees and expenses. See “Plan of Distribution” for more information.  However, we may not be registering for sale or offering for resale under the registration statement of which this prospectus is a part all of the shares issuable pursuant to the Purchase Agreement. All such proceeds are expected to be used for our El Quevar property or for acquisition, exploration, and development of other exploration or development properties in Mexico, and for other working capital requirements and general corporate purposes.  However, since we are unable to predict the timing or amount of potential purchases under the Purchase Agreement, the specific use of proceeds may change over time.  It is possible that no shares will be issued under the Purchase Agreement.

After the issuance of any of the shares issuable under the Purchase Agreement, we would not receive any proceeds from the resale of those shares by Lincoln Park because those shares will be sold for the account of Lincoln Park.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

THE LINCOLN PARK TRANSACTION

General

On May 9, 2018, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $10.0 million of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that  may be issued to Lincoln Park under the Purchase Agreement.

We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement have been satisfied, including the registration statement that includes this prospectus being declared effective by the SEC. Thereafter, we may, from time to time and at our sole discretion, on any single business day on which the closing sale price of a share of our common stock equals or exceeds $0.15, direct Lincoln Park to purchase in a Regular Purchase under the Purchase Agreement up to 75,000 shares of our common stock, such Regular Purchase Share Limit subject to adjustment as provided in the Purchase Agreement, and subject to a maximum dollar amount commitment of Lincoln Park for each Regular Purchase of $500,000. The purchase price of the shares that may be sold to Lincoln Park in a Regular Purchase under the Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Purchase Agreement, subject to proportionate adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction.

In addition to Regular Purchases and under certain circumstances set forth in the Purchase Agreement, upon notice to Lincoln Park, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase additional shares of our common stock in “accelerated purchases” and “additional accelerated purchases” as set forth in the Purchase Agreement.  Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement. As a fee for entering this Purchase Agreement we paid Lincoln Park $300,000.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates exceeding the Beneficial Ownership Cap.

In addition, under the rules of the NYSE American, in no event may we issue shares in excess of the Exchange Cap under the Purchase Agreement, unless we obtain stockholder approval in accordance with the rules of NYSE American or any other principal market on which our common stock may be listed. Shares of our common stock that we issue and sell to Lincoln Park under the Purchase Agreement at a price that is deemed to be equal to or in excess of the greater of book or market value of our common stock, as calculated in accordance with the applicable rules of the NYSE American or any other principal market on which our common stock may be listed or quoted, will not count against the Exchange Cap. Accordingly, depending on the prices at which shares are ultimately issued and sold to Lincoln Park from time to time under the Purchase Agreement following Commencement, it is possible that we could issue and sell a greater number of shares than the Exchange Cap to Lincoln Park pursuant to the Purchase Agreement without having to obtain the approval of our stockholders under the applicable rules of the NYSE American or any other principal market on which our common stock may be listed or quoted.

Purchase of Shares Under the Purchase Agreement

Regular Purchases

Under the Purchase Agreement, on any business day selected by us on which the closing sale price of a share of our common stock equals or exceeds $0.15, we may direct Lincoln Park to purchase up to 75,000 shares of our common stock, which Regular Purchase Share Limit shall be increased (i) to 100,000 shares, if the closing sale price of a share of our common stock is not below $0.75 on the applicable purchase date, and (ii) to 150,000 shares, if the closing sale price of a share of our common stock is not below $1.25 on the applicable purchase date.  In each case, the maximum dollar amount commitment of Lincoln Park for each Regular Purchase is $500,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-

cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase common stock at an aggregate purchase price equal to or greater than $40,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close can be derived from such adjustment without exceeding) $40,000.

The purchase price of the shares that may be sold to Lincoln Park in a Regular Purchase under the Purchase Agreement will be equal to the lower of:

•                  the lowest sale price for our common stock on the applicable purchase date for the Regular Purchase; and

•                  the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the applicable purchase date for the Regular Purchase.

Accelerated Purchases

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice and the closing sale price of our common stock is not below $0.15, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•                  30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable accelerated purchase date, which is defined as the next business day following a Regular Purchase date, the portion of the normal trading hours on the applicable accelerated purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable accelerated purchase date we refer to as the Accelerated Purchase Measurement Period; and

•                  300% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•                  97% of the volume weighted average price of our common stock during the applicable Accelerated Purchase Measurement Period on the applicable accelerated purchase date; and

•                  the closing sale price of our common stock on the applicable accelerated purchase date.

Additional Accelerated Purchases

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement, provided that the closing price of our common stock on the business day immediately preceding such business day is not below $0.15, to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•                  300% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase; and

•                  30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on the applicable Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time on the applicable Additional Accelerated Purchase date we refer to as the Additional Accelerated Purchase Measurement Period.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to the lower of:

•                  97% of the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

•                  the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In the case of the Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•                  the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•                  suspension by our principal market of our common stock from trading for a period of one business day;

•                  the de-listing of our common stock from the NYSE American, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the OTC Bulletin Board (or nationally recognized successor thereto) or the OTC Markets;

•                  the failure of our transfer agent to issue to Lincoln Park shares of our common stock within three business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•                  any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•                  any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•                  if at any time we are not eligible to transfer our common stock electronically; or

•                  if at any time the Exchange Cap is reached, to the extent applicable.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

No Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 15,222,941 shares registered in this offering which may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park other than those shares we already sold in the initial purchase, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement.  If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10.0 million of our common stock.  Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus.  If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Gross Proceeds from the Sale of Registered Shares to Lincoln Park Under the Purchase Agreement
$0.15		15,222,941	13.75%	$2,283,442
$0.38	(3)	15,222,941	13.75%	$5,784,718
$1.00		10,000,000	9.48%	$10,000,000
$1.50		6,666,666	6.52%	$10,000,000
$2.00		5,000,000	4.97%	$10,000,000

(1)               Although the Purchase Agreement provides that we may sell up to $10.0 million of our common stock to Lincoln Park, we are only registering 15,222,941 shares under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)               The denominator is based on 95,520,796 shares outstanding as of June 4, 2018, which includes the issuance of 3,153,808 shares previously sold to Lincoln Park under the Registered Direct Purchase Agreement, and is adjusted to include the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)               The closing sale price of our shares on June 4, 2018, as reported by the NYSE American.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on May 9, 2018 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of June 4, 2018. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The percentage of shares beneficially owned prior to the offering is based on 95,520,796 shares of our common stock actually outstanding as of June 4, 2018.

	Beneficial Ownership Prior to this Offering					Beneficial Ownership After this Offering (2)
Name	Number of Shares Beneficially Owned Before this Offering		%		Shares to be Sold in this Offering (1)	Number of Shares	%

Lincoln Park Capital Fund, LLC (3)	3,153,808	(4)	3.30	%(5)	15,222,941	3,153,808	3.30%

(1)                                 Assumes the Company issues the maximum number of shares registered pursuant to this prospectus.

(2)                                 Assumes the sale of all shares registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(3)                                 Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer

(4)                                 Represents 3,153,808 shares of our common stock issued to Lincoln Park on May 9, 2018 pursuant to the Registered Direct Purchase Agreement.  In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that Lincoln Park may be required to purchase pursuant to the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(5)                                 Based on 95,520,796 outstanding shares of our common stock as of June 4, 2018, which includes 3,153,808 shares of our common stock issued to Lincoln Park on May 9, 2018 as described above.

PLAN OF DISTRIBUTION

An aggregate of up to 15,222,941 shares of our common stock may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The common stock may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•                  ordinary brokers’ transactions;

•                  transactions involving cross or block trades;

•                  through brokers, dealers, or underwriters who may act solely as agents;

•                  “at the market” into an existing market for the common stock;

•                  in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•                  in privately negotiated transactions; or

•                  any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the shares that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers for whom the broker-dealers may act as agent, of the common stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of common stock sold by Lincoln Park may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock.  Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Lincoln Park has acknowledged that the shares have not been and shall not be qualified for distribution in any Province or Territory of Canada. Lincoln Park has agreed that, in respect of each issue and sale of shares under the Purchase Agreement until the date that is four months and one (1) day after the date of such issue and sale of shares it shall: (i) not offer or sell any of such shares in Canada either (A) on or through the TSX or any other Canadian stock exchange or quotation system, or (B) directly to any third person whom, to Lincoln Park’s knowledge following reasonable inquiry, is either (1) a resident in any Province or Territory of Canada or (2) acquiring such shares for the benefit of another resident in any Province or Territory of Canada; and (ii) offer and sell such shares only (A) in transactions executed on the NYSE American through a registered broker-dealer located in the United States, or (B) directly to third Persons, none of whom, to the Lincoln Park’s knowledge following reasonable inquiry, is either (1) a resident in any Province or Territory of Canada or (2)  acquiring such shares for the benefit of another resident in any Province or Territory of Canada.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on the NYSE American under the symbol “AUMN”.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Golden Minerals Company as of December 31, 2017 and 2016 incorporated in this prospectus by reference to the Golden Minerals Company Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of EKS&H LLLP, an independent registered public accounting firm, given on the authority of said firms as experts in auditing and accounting.

The estimates of our mineralized material with respect to the Velardeña Properties and Santa Maria and Rodeo properties incorporated by reference in this prospectus have been included in reliance upon the technical report prepared by Tetra Tech, Inc. The estimates of our mineralized material with respect to the El Quevar project included in this prospectus or incorporated by reference in this prospectus have been included in reliance upon the technical report prepared by Amec Foster Wheeler E&C Services, Inc., a Wood Group PLC company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Golden Minerals Company.  The SEC’s Internet site can be found at http://www.sec.gov.  You may also request a copy of these filings, at no cost, by writing us at 350 Indiana Street, Suite 800, Golden, Colorado 80401, or telephoning us at (303) 839-5060.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.goldenminerals.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

We also file reports, statements or other information with the Alberta, British Columbia, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Ontario Securities Commissions. Copies of these documents that are filed through the System for Electronic Document Analysis and Retrieval, or “SEDAR,” of the Canadian Securities Administrators are available at its web site http://www.sedar.com.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•                  Our Annual Report on Form 10-K for the year ended December 31, 2017;

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

•                  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2018;

•                  Our Current Report on Form 8-K filed on May 9, 2018 and May 21, 2018; and

•                  The description of our common stock contained in our registration statement on Form 8-A filed February 5, 2010 with the SEC under 12(b) of the Exchange Act (File No. 001-13627), including any subsequent amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado 80401

Attention: Secretary

Telephone: (303) 839-5060

Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement of which this prospectus is a part. You should read the exhibits carefully for provisions that may be important to you.

Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

15,222,941 Shares

Common Stock

PROSPECTUS

June 28, 2018